Contact:

Sebastien Reyes

Director of Investor Relations AMERCO

(602) 263-6601

Sebastien_Reyes@uhaul.com

AMERCO Announces Quarterly Cash Dividend

RENO, Nev. (December 8, 2022)--AMERCO (Nasdaq: UHAL, UHALB), parent of U-Haul International, Inc., Oxford Life Insurance Company, Repwest Insurance Company and Amerco Real Estate Company, on December 7, 2022 declared a quarterly cash dividend of $0.04 per share on its Series N Non-Voting Common Stock. The dividend will be payable December 30, 2022 to holders of record on December 19, 2022.

This will be the first dividend issued under the Company’s dividend policy announced on October 25, 2022, which stated that the Company intends to pay quarterly cash dividends on its Series N Non-Voting Common Stock beginning in the third quarter of fiscal 2023.

The Company’s Voting-Common Stock “UHAL” and Non-Voting Common Stock “UHALB” will trade on Nasdaq until December 16, 2022. On December 19, 2022 both series of stock will trade on the New York Stock Exchange. On that day, AMERCO will officially change its name to U-Haul Holding Company.

About AMERCO

AMERCO is the parent company of U-Haul International, Inc., Oxford Life Insurance Company, Repwest Insurance Company and Amerco Real Estate Company. U-Haul is in the shared use business and was founded on the fundamental philosophy that the division of use and specialization of ownership is good for both U-Haul customers and the environment.

AMERCO will change its name to U-Haul Holding Company on December 19, 2022.

About U-Haul

Founded in 1945, U-Haul is the No. 1 choice of do-it-yourself movers, with a network of more than 23,000 locations across all 50 states and 10 Canadian provinces. U-Haul Truck Share 24/7 offers secure access to U-Haul trucks every hour of every day through the customer dispatch option on their smartphones and our proprietary Live Verify technology. Our customers' patronage has enabled the U-Haul fleet to grow to approximately 186,000 trucks, 128,000 trailers and 46,000 towing devices. U-Haul is the third largest self-storage operator in North America and offers over 913,000 rentable storage units and 78.1 million square feet of self-storage space at owned and managed facilities. U-Haul is the largest retailer of propane in the U.S., and continues to be the largest installer of permanent trailer hitches in the automotive aftermarket industry. U-Haul has been recognized repeatedly as a leading "Best for Vets" employer and was recently named one of the 15 Healthiest Workplaces in America.